UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: April 1, 2010

BANK OF SOUTH CAROLINA CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	0-27702	57-1021355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

256 Meeting Street, Charleston, SC		29401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(843)724-1500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

William L. Hiott, Jr., Executive Vice President and Treasurer of Bank of South Carolina Corporation and Executive Vice President and Cashier of The Bank of South Carolina, retired from the position of Treasurer of Bank of South Carolina Corporation and Cashier of The Bank of South Carolina on March 29, 2010.  Mr. Hiott has served in his position with The Bank since its organization in 1986 and with the Corporation since its organization in 1995. Mr. Hiott has served on the Board of Directors of the Bank and the Corporation and will continue to do so after his retirement.  In addition Mr. Hiott served on the Executive/Planning Committee.  Mr. Hiott’s decision to retire from the Bank and the Corporation is the result of him reaching the age of retirement (65), and did not arise or result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Mr. Hiott will retire from his position as Executive Vice President of The Bank and Corporation on April 13, 2010.

In anticipation of the upcoming retirement of William L. Hiott, Jr., the Board of Directors of The Bank of South Carolina and the Board of Directors of Bank of South Carolina Corporation at their March 25, 2010 meetings, appointed Sheryl G. Sharry Chief Financial Officer and Treasurer of Bank of South Carolina Corporation and Executive Vice President and Cashier of The Bank of South Carolina, effective March 29, 2010.  Mrs. Sharry was previously promoted (1/1/2010) to Executive Vice President of The Bank of South Carolina and Bank of South Carolina Corporation.  Mrs. Sharry, age 55, has been with The Bank since its organization in 1986.  She has served as Assistant Vice President (12/8/1986-12/31/1989) – Operations Department, Vice President (1/1/1990-12/31/1996) – Operations & Technology and Senior Vice President (1/1/1997-12/31/2009) - Operations & Technology.  Currently, Mrs. Sharry is a nominee for the Board of Directors of The Bank of South Carolina and Bank of South Carolina Corporation. She does not have any family relationships with current members or nominees of the Board of Directors and has not had any transactions with the current members or any nominees.  She has not been employed by any other Corporation in the past 5 years nor has she served as a Board Member of any other Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of South Carolina Corporation
(Registrant)

Date: April 1, 2010

/s/ Sheryl G. Sharry
Sheryl G. Sharry
Chief Financial Officer
Executive Vice President and Treasurer